EXHIBIT 99.3

INVITROGEN CORPORATION

Instructions to Registered Holder and/or Book-Entry Participant

From the Beneficial Owner of

2.0% Convertible Senior Notes due 2023 and/or

1.5% Convertible Senior Notes due 2024

(CUSIP Numbers 46185RAF7, 46185RAE0, 46185RAH3 and 46185RAG5)

THE OFFERS AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT NEW YORK CITY TIME ON DECEMBER 8, 2004 UNLESS THE OFFERS ARE EXTENDED.

November 9, 2004

To Our Clients:

Invitrogen Corporation (“Invitrogen”) is offering, upon the terms and subject to the conditions set forth in the prospectus, subject to completion, dated November 9, 2004 (the “Prospectus”) and the related letter of transmittal (the “Letter of Transmittal”) which, together with the Prospectus, constitutes Invitrogen’s offers to exchange (the “exchange offers”) (a) an exchange fee and an aggregate principal amount of up to $350,000,000 of Invitrogen’s new 2.0% Convertible Senior Notes due 2023 (the “New 2.0% Notes”), for a like principal amount of Invitrogen’s currently outstanding 2.0% Convertible Senior Notes due 2023 (the “Existing 2.0% Notes”) and (b) an exchange fee and an aggregate principal amount of up to $450,000,000 of Invitrogen’s new 1.5% Convertible Senior Notes due 2024 (the “New 1.5% Notes” and together with the New 2.0% Notes the “New Notes”), for a like principal amount of Invitrogen’s currently-outstanding 1.5% Convertible Senior Notes due 2024 (the “Existing 1.5% Notes” and together with the Existing 2.0% Notes, the “Existing Notes”).

Existing 2.0% Notes and Existing 1.5% Notes may be tendered for New 2.0% Notes and New 1.5% Notes, respectively, in the exchange offers. The exchange offers are each subject to various conditions set forth in the Prospectus, including that at least 75% of the outstanding principal amount of the Existing Notes subject to each respective exchange offer are validly tendered and not withdrawn before the expiration of the relevant exchange offer, and that the registration statement and any post-effective amendment to the registration statement covering the New Notes are effective under the Securities Act of 1933, as amended.

We are forwarding this material to you as the beneficial owner of the Existing Notes held by us for your account but not registered in your name. A tender of such Existing Notes may only be made by us as the holder of record and pursuant to your instructions. If you wish to have us tender your Existing Notes, please so instruct us by completing, executing and returning to us the instruction form on the back of this letter. The Letter of Transmittal was furnished to you for information only and you may not use it to tender Existing Notes.

Accordingly, we request instructions as to whether you wish us to tender any or all of the Existing Notes held by us for your account, pursuant to the terms and conditions set forth in the Prospectus and the Letter of Transmittal. We urge you to read carefully the Prospectus, the Letter of Transmittal and the other materials provided with this letter before instructing us to tender your Existing Notes.

You should forward your instructions to us as promptly as possible in order to permit us to tender Existing Notes on your behalf in accordance with the provisions of the Prospectus. The exchange offers and withdrawal rights will expire at midnight New York City time on December 8, 2004, the expiration date, unless extended by Invitrogen. Any Existing Notes tendered pursuant to the exchange offers may be withdrawn at any time before the expiration date.

Your attention is directed to the following:

1. The exchange offers are for any and all Existing Notes that are outstanding.

2. The exchange offers are being made upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal.

3. The exchange offers are subject to certain conditions as set forth in the Prospectus in the section captioned “The Exchange Offers – Conditions for Completion of the Exchange Offers.”

4. The exchange offers and withdrawal rights expire at midnight, New York City time, on December 8, 2004, unless extended by Invitrogen.

We also request that you confirm that we may make on your behalf the following representations and undertakings contained in the Letter of Transmittal: (1) you agree to all of the terms of the exchange offers, (2) you are the owner of the Existing Notes tendered for exchange, (3) you have full power and authority to tender, exchange, sell, assign and transfer the Existing Notes tendered, (4) when the Existing Notes are accepted for exchange, Invitrogen will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Existing Notes tendered are not subject to any adverse claims or proxies, and (5) you will, upon request, execute and deliver any additional documents deemed by Invitrogen or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of the Existing Notes tendered. If you instruct us to tender any Existing Notes held by us for your account, it is understood that by signing the attached instructions, you have authorized us to make on your behalf (and, by your signature below, you make to us) the above representations and undertakings contained in the Letter of Transmittal.

If you wish to have us tender any or all of your Existing Notes held by us for your account or benefit pursuant to the Statement, please so instruct us by completing, executing and returning to us the instruction form that appears below. THE ACCOMPANYING LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND YOU MAY NOT USE IT TO TENDER NOTES HELD BY US AND REGISTERED IN OUR NAME FOR YOUR ACCOUNT.

INSTRUCTIONS WITH RESPECT TO THE EXCHANGE OFFERS

This will instruct you to tender the Existing Notes held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Prospectus and the related Letter of Transmittal. Please tender the Existing Notes held by you for my account as indicated below:

The aggregate face amount of the Existing Notes held by you for the account of the undersigned is (fill in amount):

$                 of the Existing 2.0% Notes; and

$                 of the Existing 1.5% Notes.

With respect to the exchange offers, the undersigned hereby instructs you (check appropriate box and fill in amount(s) if applicable):

☐	To TENDER the following aggregate principal amount of Existing 2.0% Notes held by you for the account of the undersigned (insert principal amount of Existing 2.0% Notes to be tendered, if any) in exchange for a like principal amount of New 2.0% Notes:

$                     of the Existing 2.0% Notes

☐	To TENDER the following aggregate principal amount of Existing 1.5% Notes held by you for the account of the undersigned (insert principal amount of Existing 1.5% Notes to be tendered, if any) in exchange for a like principal amount of New 1.5% Notes:

$                     of the Existing 1.5% Notes

☐	NOT to TENDER any Existing Notes held by you for the account of the undersigned

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the exchange offers by Invitrogen with respect to the Existing Notes.

PLEASE SIGN HERE

(Please print name(s) of beneficial owner(s) here)

Address :

Area Code and Telephone No.

Employer Identification or Social Security No.

My Account Number With You

Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all Existing Notes held by us for your account.

Date

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